UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number: 0-21849


                          Metropolis Realty Trust, Inc.
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             (Exact name of registrant as specified in its charter)

                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York, 10022
                                 (212) 655-0220
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Class A Common Stock, par value $10.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [X]                   Rule 12h-3(b)(1)(i) [X]
        Rule 12g-4(a)(1)(ii)[ ]                   Rule 12h-3(b)(1)(ii)[ ]
        Rule 12g-4(a)(2)(i) [ ]                   Rule 12h-3(b)(2)(i) [ ]
        Rule 12g-4(a)(2)(ii)[ ]                   Rule 12h-3(b)(2)(ii)[ ]
                                                  Rule 15d-6          [ ]

Approximate number of holders of record as of the certificate or notice date:105



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Metropolis Realty Trust, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    METROPOLIS REALTY TRUST, INC.


Date:  September 10, 2002           By: /s/ Andrew S. Cohen
                                        ----------------------------------------
                                        Name:  Andrew S. Cohen
                                        Title:    Vice President